Exhibit 99.1

BULLDOG FORMS ADVISORY BOARD

Richmond, British Columbia, Canada - April 26, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) is pleased to announce the formation and members of the Bulldog Advisory Board. The formal formation of the Advisory Board reflects the growing significance of the Bulldog security products: Road BOSS™ and Yard BOSS™ . The members are warmly welcomed and their role on the Advisory Board will be influential and supportive of Bulldog's technical, sales and marketing staff.

TEX ENEMARK

Tex Enemark has a wide variety of experience as a Chief Executive Officer in the public, private and non-profit sectors with start up and turnaround situations.

From 1976 to 1980 and again in 1988, Tex Enemark has served in a number of senior positions in the public sector. As Deputy Minister for Consumer and Corporate Affairs, Government of British Columbia from 1976 to 1979, Tex managed a new ministry of three thousand employees with a budget of $40 million and revenues of over $500 million.

From 1979 to 1980, Tex was the Director of Deregulation, Ministry of Deregulation for the Government of British Columbia. He represented British Columbia on Federal-Provincial working committees at the Economic Council of Canada consultations and in discussion with the private sector.

In 1982, he accepted the position of President and CEO of the Mining Association of British Columbia, where he restructured the Mining Association and cut the budget by over thirty percent over three years and realized tax reductions of about $100 million per year.

Since leaving the Mining Association in 1986, Tex has been self-employed as a public policy, communications, and strategic planning consultant for a broad range of private, non-profit and government clients. He was also Chairman and CEO of a publicly traded company that manufactured automobile anti-theft devices for SAAB.

He has a B.A. from University of British Columbia, Bachelor of Law from UBC and was admitted to the Law Society of B.C.

WILLIAM H. HERBERT

William Herbert, a retired US Air Force Colonel, has twenty-five years of military experience at virtually every level including operational, Major Command, Pentagon and Congressional duty assignments. He combines that experience with eight years of commercial business experience to provide a wonderful perspective from both sides of the "public-private" partnership.

Throughout his career, William was intimately involved in various aspects of logistics, supply chain management, transportation and information systems within the Department of Defence, and he culminated his government career as the Deputy Executive Director for Distribution at the Defence Logistics Agency. As the primary focal point for Business Development and Operations, William has leveraged his experience in the federal government marketplace to assist various companies gain market share in numerous commercial market ventures. He has provided business development services to such companies as LXE, Inc. EMS Technologies; Logistics Engineering, Environmental Services Company (LESCO); New Breed Logistics; The Cube Corporation; and Johnson Controls.

CHARLES HILTZHEIMER

Charles Hiltzheimer is President of Charles Hiltzheimer Associates, Inc. an international financial and transportation consulting firm located in Charlottesville, Virginia.

From November 1989 to October 1992, Charles served as President and CEO of Puerto Rico Marine Management, Inc., Edison, New Jersey as Agent for the Puerto Rico Government maritime company. During the first 24 months, the company's earnings improved from a fifty million loss to a four million dollar profit in 1991.

He is the former Chairman and CEO of Sea Land Industries Investments, Inc., and a diversified corporation with international interests in ocean and overland freight transportation. From 1975 to 1984, he was responsible for the management, direction and strategic planning for the Sea Land Group of Companies.

Charles joined Sea Land in 1962, six years after the company introduced containerized shipping to the transportation industry. In his twenty-two year career with the company, he held various positions including Executive Vice President, Pacific Group. In 1975, he was appointed President of Sea Land Service, Inc. and one year later was elected Chairman and appointed Chief Executive Officer of Sea Land Industries Investments, Inc.

A native of Pulaski, Virginia, Charles received a BA degree in Business Administration from the University of Richmond. Prior to joining Sea Land, he was associated with Roadway Express, Inc., a prominent nationwide truck transportation company. His last position with Roadway was District Manager, Atlanta, Georgia, responsible for all operations and sales covering three states.

------

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com